Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2

Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have reviewed the Form S-8 dated April 26, 2007, filed by Lexaria Corp. (the “Company”) with the Securities and Exchange Commission. We consent to the use of our audit report dated January 25, 2006 for the period ended October 31, 2005 included therein and to the reference to our firm in this registration statement on Form S-8.

“Staley, Okada & Partners”
Vancouver BC	STALEY, OKADA & PARTNERS
April 27, 2007	Chartered Accountants

Staley, Okada & Partners, with offices in Vancouver and Surrey, is a Member of MSI, a Network of Independent Professional Firms • A Member of the Institute of Chartered Accountants of British Columbia A Partnership of Incorporated Professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.